Exhibit 99.1

          FINANCIAL FEDERAL CORPORATION ANNOUNCES $200 MILLION
                 INSTITUTIONAL UNSECURED TERM FINANCING

NEW YORK, NY:  March 24, 2006 - Financial Federal Corporation ("FIF" -
NYSE) announced today its major operating subsidiary, Financial Federal Credit Inc., issued $200 million of fixed rate senior unsecured term notes to thirteen institutional investors through a private placement. The Company received $100 million and will receive the other $100 million in May 2006. The proceeds will be used to repay debt and for general corporate purposes.

The notes include $160 million due at maturity in five years with an interest rate of 5.45% and $40 million due at maturity in seven years with an interest rate of 5.56%. The five-year notes were priced at 0.85% over comparable U.S. Treasury Notes and the seven-year notes at 0.95% over. The Company entered into an interest rate lock in January 2006 to lock-in the rate on $100 million of the five-year notes at 5.20%. The Company terminated the lock in March 2006 with a gain of $1.0 million. The gain will be recognized as a reduction of interest expense over five years.

Steven F. Groth, CFO, remarked: "This was our fifth consecutive, successful issuance of term notes in the last five years (including the convertible debentures issued in April 2004) with continued excess demand for our debt and six new investors participating in this placement. These notes added $200 million to our already strong liquidity position and increased the fixed rate portion of our capitalization to approximately 60% from 50% thus reducing our exposure to rising short-term market interest rates."


About Financial Federal
Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Please read the Company's most recent reports filed on Forms 10-K and 10-Q with the Securities and Exchange Commission identifying such risks and uncertainties.


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000